Exhibit 4.28

English Translation

File No.: CGYXGQ2011-005

Natural Gas Supply and Use Agreement

Supplier: Chongqing Chuan Gang Gas Company

User: Chongqing Daqo New Energy Co., Ltd.

This Agreement is entered into by and between Chongqing Chuangang Gas Company (the “Supplier”) and Chongqing Daqo New Energy Co., Ltd. (the “User”) regarding the supply and use of natural gas (hereafter referred to as “gas”) for the year 2011. (the “Agreement”)

Subject to the Contract Law of the People’s Republic of China and National Planning Commission Jiran (1987) No. 2001 Provisional Measures on the Management of Natural Gas Commodity Volume, after fully taking into consideration the Supplier’s actual production and supply capacity of gas and the current operation status of the User’s gas-using facilities, in order to ascertain the rights and obligations of the Supplier and the User under this Agreement and to establish an equal supply-use relationship for the safe, economic, smooth and reasonable supply and use of gas,

NOW THEREFORE, both parties, through mutual negotiations, agree as follows:

Chapter 1 Definitions

Contracted Gas Volume:	refers to the Annual Gas Supply, Monthly Gas Supply and Daily Gas Supply as agreed by both parties under this Agreement

Annual Gas Supply:	the volume of gas to be supplied/used within one contract year fixed under this Agreement

Monthly Gas Supply:	the amount of the Annual Gas Supply apportioned to each month within one contract year as agreed by the parties under this Agreement

Daily Gas Supply:	the average amount of the Monthly Gas Supply apportioned to each day or the average gas daily supply volume set forth in the monthly gas supply plan, excluding the days when maintenance is scheduled or cooperation for maintenance is required and the amount of gas used on such days

Connection Point:	the flange bottom or top of export pipe weld at the downstream gate valve of the gas transfer and metering device stipulated in this Agreement

Connection Point Pressure:	the instantaneous pressure at the gas transfer and metering device

Gas Quality Specifications:	specifications of the gas quality standards agreed on under this Agreement

Production & Supply Facilities:	refers to the Supplier’s square gas well, processing equipments at the well, purification facilities, pipelines, and all the other equipments necessary for the production, processing, transporting, delivery and measurement of gas until the Connection Point

Gas-using Facilities:	refers to the User’s equipment necessary for the transportation, processing and use of gas from the Connection Point to the place of use

Type of Gas:	the classification according to gas price approved by state and local governments

Nature of Gas Usage:	the end-use of gas

Structure of Gas Usage:	the proportion of different gas in the User’s actual usage of gas

Chapter 2 the User Industry and the Type, Nature and Scope of Gas Usage

1. the User belongs to the industry of (B)

A.	Chemical Industry
B.	Metallurgy
C.	Construction Materials
D.	Machinery
E.	Electricity
F.	Light Industry
G.	CNG
H.	City Gas
I.	Aviation
J.	Others

2. the User’s Nature of Gas Usage falls into the categories of (A E)

A.	Industry Gas (production)
B.	CNG Gas
C.	Commercial Gas
D.	Domestic Gas
E.	Collective Gas

3. the User’s scope of gas usage is limited (A B)

A.	usage by production equipments in the User’s plants
B.	usage by the staff of the User in their domestic residences
C.	usage by the User for providing city gas services
D.	usage by the User for CNG automobiles

During the term of the Agreement, the User shall neither change the type, purpose, location or scope of gas usage nor engage in re-supply of gas during the term of the Agreement without the Supplier’s consent, otherwise the Supplier may reduce or terminate gas supply. In the event that the User needs to change the type, nature, location or scope of gas usage or engage in re-supply of gas, the User must seek the prior consent of the Supplier, negotiate to make and enter into a supplemental Agreement and execute the relevant formalities. The gas price shall be re-calculated based on the adjusted Type of Gas Usage and Structure of Gas Usage.

Chapter 3 Contracted Gas Volume and Gas Supply Plan

1. Volume of Gas Supply

According to the current gas production and transfer situations of the Supplier and the demand of the User, through negotiation, both parties agree to the following quantities of gas supply during the term of the Agreement:

(1) Annual Gas Supply: 1,250 – 1,800 ×104m3

The User shall use gas and settle gas price with the Supplier based on the Type of Gas Usage and Structure (percentage) of Gas Usage contemplated under this Agreement as follows:

A. Gas for use in production: 1,250 – 1,800 ×104m3 , or 100% of Annual Gas Supply;

B. CNG gas:     —     × 104m3 , or          % of Annual Gas Supply; and

C. City gas (including domestic gas for staff) :     —     × 104m3 , or          % of Annual Gas Supply.

Among them,

(1) Gas for domestic or other use:            × 104m3 , or          % of Annual Gas Supply (ending 20         year        month        day, the total number of households is          in relation to the use of domestic gas by the User’s residents or staff)

(2) Industry gas for re-supply:            × 104m3 , or          % of Annual Gas Supply;

D. Gas for other use:     —     × 104m3 , or          % of Annual Gas Supply.

The Supplier may suspend at short notice the supply of the abovementioned types of gas (with the exception of gas for use in glass furnaces) under special circumstances, such as when acting in concert with planned maintenance or in execution of the gas marketing contingency plan. In such event, upon the completion of maintenance or the execution of the gas marketing contingency plan, the Supplier shall resume gas supply in a timely manner. Regarding the supply of gas for use in glass furnaces, the Supplier shall supply gas according to the average gas flow per hour calculated based on the Daily Gas Supply stipulated in this Agreement. In the event of pipeline explosion or other emergencies that dictate suspension of gas supply, or upon receiving request for suspension due to other circumstances with reasonable notice, the Supplier shall suspend the gas supply in a cooperative manner. Glass furnaces factories must set up the relevant security and insulation facilities and contingency mechanisms.

For users that use more than one type of gas, the gas price shall be billed and settled in every settlement period according to percentage of different types of gas set out in the Structure of Gas Supply above. If the actual structure of gas usage is different, the User shall provide materials in relation to the actual structure of gas usage, which, after being verified, can be used as basis to adjust the settlement.

In the event that the User uses up the Annual Gas Supply before the term of the Agreement expires, the Supplier may, as the case may be, suspend the supply of gas to the User until the parties reach a gas supply Agreement for the following year.

(2) Verification of Type of Gas and Structure of Gas Usage

Gas prices shall be calculated separately according to the Type of Gas. If such separate calculations are not in place yet, the User shall provide the details of Type of Gas and Structure of Gas Usage, of which the User reserves the right to conduct verification whenever necessary.

Should the Supplier requests for verification at the time when the Agreement is entered into or during the process of its execution, the User shall provide all the relevant materials that can feasibly prove the actual Structure of Gas Usage, e.g. any gas fee voucher, production statement, financial statement or sales statement. In the event that the User refuses to provide materials or provides untrue materials, gas prices will be billed and settled based on the estimated Structure of Gas Usage and such settlement will not be adjusted until the User provides true materials.

The Supplier may reduce or terminate gas supply if the User refuses to make payment or provide relevant materials in accordance with this Agreement, and the User shall be liable for all the consequences, including but not limited to shortage of gas funds caused to the Supplier and its own losses due to the suspension of gas supply.

(3) Monthly Gas Supply and Daily Gas Supply in the year 20

For the Month of	Monthly Gas Supply(10[4]m3)	Daily Gas Supply (10[4]m3)
January	—
February	—
March	—
April	—
May	—
June	—
July	—
August	—
September	—
October	—
November	—
December	—

Monthly Gas Supply refers to the volume of gas apportioned to each month from the Annual Gas Supply and Daily Gas Supply refers to the average amount of the Monthly Gas Supply apportioned to each day or the average gas daily supply volume as arranged by the monthly gas supply plan, excluding the days when maintenance is scheduled or cooperation for maintenance is required and the amount of gas used on such days.

In principal, Monthly Gas Supply shall be proportioned according to the practical situation of gas production and transportation, so that the difference between the monthly highest gas usage and the monthly lowest gas usage (calculated based on Daily Gas Supply) shall not exceed 10% of the Monthly Gas Supply of the previous month. Any request for supply beyond the abovementioned volume can only be met according to the monthly sales plan prepared by the Supplier within the term of the Agreement.

It is both parties’ responsibility to secure the use of gas for domestic and commercial purposes, for CNG and in airports and to maintain social stability. According to the general principle of gas supply in the country “Guarantee some, limit the others”, industrial users shall reduce or suspend gas usage from November to March the next year to avoid the peak time for gas consumption in the spring and winter. Suppler will give 3 days notice to the User if it is necessary to reduce or suspend gas supply. In such event the User must reduce or suspend gas usage accordingly in due time.

(4) Peak management facilities and peak management responsibilities

In line with the Supplier’s actual production and transportation capacity and its responsibility to supply gas, the Supplier can only supply gas according to the average hourly gas flow calculated based on the Daily Gas Supply, because the Supplier is incapable of and is not responsible for managing gas peak for the User. Under the current circumstances, the Supplier will endeavor to satisfy the User’s demand for gas, not its needs to meet the peak management requirements, and the Supplier shall not be liable for any influences or consequences in this regard.

In accordance with relevant state regulations, city/county gas companies must properly resolve issues in relation to gas peak management to make sure that stability of gas supply and the safety of the gas transfer pipeline network. Therefore, city/county gas companies must set up and improve gas reserve and management facilities and make sure that such facilities are put to effective operation.

The Supplier will supply gas according to the hourly gas flow calculated based on the Daily Gas Supply in a proportionate manner and the User shall be solely responsible for any influences or consequences thereto.

2. Monthly Gas Supply Plan

(1) The Supplier shall arrange its gas production according to the volume agreed upon under this Agreement and the User shall use gas according to this Agreement, in both cases, in a proportionate manner. Subject to the Annual Gas Supply and disclaimers stipulated in this Agreement, the Supplier in principal shall arrange supply according to the Monthly Gas Supply stipulated above.

(2) Adjustment to the Monthly Gas Supply: Subject to the Annual Contracted Volume and according to the actual situation of production and usage, the User may request by giving 5 days written notice to adjust the Monthly Gas Supply for the next month. (The adjustment shall not exceed 10% of the Monthly Gas Supply stipulated in this Agreement. For the exceeding part, the Supplier can only try to make arrangements according to the gas supply plan based on the actual status of gas sales. ) Upon receiving the written request for adjustment, the Supplier may decide whether to adjust supply according to the actual production of the month and so notify the User.

Chapter 4 Prices

In line with the provisions of gas prices by state and local governments, the gas prices (after tax) are as follows:

1. Contract Price: in accordance with Chongqing Development and Reform Commission No.[2011]39 :

Industrial gas: RMB 2.24/ m3

Collective gas: RMB 2.24/ m3

Domestic gas: na / m3

Commercial gas: na / m3

CNG gas:na / m3

2. If there is gas price is adjusted nationally during the term of the Agreement, contract price shall be adjusted accordingly effective from the price adjustment date stipulated in the regulations on gas prices by state and local governments.

Chapter 5 Billing and Payment

To ensure that the User stably and safely uses gas and in order to ensure that the Supplier will receive the gas payments, this Agreement adopts the following methods of billing and settlement for the prepayment of gas supply.

(1) Payment period for gas supply: After the Agreement is signed and goes into effect, when the User first uses the gas supply in 2011, he should remit the initial prepayment amount to the Supplier’s account before April 1, 2011. For future payments, the User should remit the next period’s prepayment amount to the Supplier’s account before the last day of the prior settlement period. Should the Supplier not receive the next period’s gas supply prepayment, the Supplier will stop the provision of gas once the User finishes the using the gas supply provided from previous prepayments. If both parties have not signed a gas supply Agreement for 2012 by December 31, 2011 yet both parties still continue to supply and use gas, then both parties will temporarily carry out billing and settlement according to the provisions in the Agreement for 2011 until a supply Agreement for the next year is signed.

(2) Every time the User prepays one settlement period, which is 45 days’ payments of gas supply, the prepayment amount shall be RMB6.55 million.

(3) The Supplier will base the settlement of gas payments on the gas intersection measurement value and starting ten days before next month and on a monthly basis, shall issue a gas invoice to the User.

(4) Three days before a settlement period ends the Supplier shall either via written or telephone communication notify the User to prepay the following period’s gas payment. The User should prepay the following period’s gas payment before the end of the prior settlement period (the balances for a settlement period should be added to the remaining balances in originally prepaid payments as the payment of a whole settlement period). If at the end of the prior settlement period the Supplier has not received the User’s prepayment for the following period, the Supplier will not notify the User and will discontinue the supply of gas once the User completely uses up its last fully prepaid gas supply. All consequences from this will be borne solely by the User.

(5) Gas payment method: Before the end of each settlement period the User should use the method of bank transfer to prepay the following period’s gas payments to the Supplier’s bank account. The User may not change the Supplier’s bank and bank account number agreed upon in this Agreement with formal written notification from the Supplier.

(6) The User should pay the gas payments to the Supplier according to the payment methods set out in this Agreement. If the User uses banker’s acceptance to pay the gas payments, it must receive approval from the Supplier and it will be responsible for the discounted interest rates, administration fees etc. arising from the banker’s acceptance.

Chapter 6 Maintenance and Coordination

The User and Supplier should coordinate with each other regarding the plans for production and transportation of gas, the use of facilities or temporary maintenance. Should any changes or fluctuations in the supply and use of gas occur during the plans or temporary maintenance, the best effort should be made to control the situation within the appropriate boundaries.

1. Synchronous planned maintenance

According to the arrangements made by both parties in the arrangement table on gas production, purification, transportation, and planned maintenance of gas facilities, during the period of the Supplier’s planned maintenance, the User should, according to the plan, accommodate the planned maintenance. During the entire year, the number of the days that the User will produce (or use gas) will be              calendar days and the number of days of maintenance or coordinated maintenance will be              calendar days. Specific maintenance times are arranged based on the 20              synchronous maintenance plan arrangement table detailed below:

__(month) __(date), 20         to __(month)          (date), 2009, an daily average of          x 104m3 to be supplied during this period;

__(month) __(date), 20         to __(month)          (date), 2009, an daily average of          x 104m3 to be supplied during this period;

__(month) __(date), 20         to __(month)          (date), 2009, an daily average of          x 104m3 to be supplied during this period;

__(month) __(date), 20         to __(month)          (date), 2009, an daily average of          x 104m3 to be supplied during this period;

__(month) __(date), 20         to __(month)          (date), 2009, an daily average of          x 104m3 to be supplied during this period;

__(month) __(date), 20         to __(month)          (date), 2009, an daily average of          x 104m3 to be supplied during this period;

If at the time of the Supplier’s planned maintenance the User does not agree to the plan to decrease and stop the use of gas to accommodate the maintenance, the Suppler can not guarantee the User’s gas supply and as such, the User shall be responsible for the subsequent impacts and consequences.

2. Temporary maintenance and others

Should either party need to temporarily stop the gas for maintenance due to security risks, changes, broken pipes etc. in its gas wells, gas-using equipment or piping, the party should contact the other party before the maintenance occurs either via written or telephone communication. This is so that preparations can be made accordingly. During this time the other party should cooperate and offer assistance.

3. Gas supply emergencies and arrangements during the winter and spring

Due to the prominent gap in supply and demand of gas especially during the winter and spring (November to March of the following year), and given Sichuan province, Chongqing municipal government’s “Maintaining Pressure principle” and principle to give priority to residential use, commercial, CNG, airport and key industrial users in the usage of gas, the Supplier has established gas marketing contingency plans for different sections in the event of gas supply emergencies or the prominent gap between supply and demand during the winter and spring. The plans have been or will be reported to the Sichuan province, Chongqing municipal government for validation records. Thus, during the winter and spring of every year or under emergency situations, all users that are required to accommodate (including certain industrial sections of city (town) gas companies using gas) should decrease and stop gas usage according to the arrangements in the contingency plans. This is to ensure stability and minimize the impact when gas is used residentially, commercially, and by CNG and airports under these circumstances. Industrial users in industrial and city gas companies should in principle beginning from November start to decrease or stop the gas usage to accommodate the high usage during the winter and spring.

Chapter 7 Connection Point

1. The Connection Point shall be the flange bottom or top of export pipe weld at the downstream gate valve of the gas transfer and metering device at the plant    .

2. The moment the Supplier transfers the gas to the User at the Connection Point, according to the arrangements in this Agreement, ownership and custody rights, loss, risks and any related matters regarding the gas provided shall by solely borne by the User.

3. After the transfer of rights of the gas, any transfer of gas made by the User and its consequences will have nothing to do with the Supplier.

4. In relation to the metering device installed at the User’s station, if the User deliberately damages the metering device leading to its inability to conduct measurements or behavior of theft of gas, after the Supplier discovers this, the Supplier will have the right to stop supplying gas to the User and decide who to hold responsible.

Chapter 8 Metrology

1. According to the Metrology Law of the People’s Republic of China, National Planning Commission Jiran (1987) No. 2001 Provisional Measures on the Management of Natural Gas Commodity Volume, Ministry of Energy and National Metrology Nengyuanyou (1990) No. 943 Regulations on Metering of Crude Oil, Natural Gas and Natural Gasoline, the metrology value of gas shall be determined by the value of Connection Point of the Supplier, the metering method shall be determined by the Supplier’s need.

2. Gas shall be metered by volume. The status standard of gas metering shall be according to GB/T 19205-2003 Natural Gas Standard Reference Conditions, Temperature 20 °C (293.15K), absolute pressure 101.325 kPa (one standard atmosphere pressure).

3. Gas flow shall be metered by SY/T 6143-2004 gas metering with standard Orifice Plate Flowmeter or current other metering equipment and method complied with national standard and procedure.

4. If the User disagrees with the gas metering value, the User shall inform the Supplier of gas in written form within three days after receiving settlement sheets or gas invoice from the Supplier and shall solve the problem through negotiation. If negotiation fails, the User or Supplier shall submit application for evaluating the transfer metering equipment to national large flow of crude oil evaluation station such as Chengdu Natural Gas Sub-station or other large flow of crude oil evaluation stations authorized by the State. The Supplier shall bare the fees of evaluation if the transfer metering equipment does not comply with the standards, while the User shall bare the fees of evaluation if the transfer metering equipment complies with the standards.

5. Before the settlement of the disputes in respect of the metering value, the User shall pay the settlement balances according to the metering value provided by the Supplier and shall not refuse to pay the settlement. The settlement shall be adjusted after the disputes are settled.

6. Management, adjustment and evaluation of the gas transfer metering equipment. The gas transfer metering equipment provided by the Supplier shall be managed and maintained by the Supplier, and shall be conducted periodical check according to national evaluation standards. The User shall be entitled the custody right to the gas transfer metering equipment provided by the Supplier, and can dispatch its staffs with corresponding metering evaluation qualifications to supervise on the evaluation site, but shall not interfere the concrete action and management conducted by the Supplier.

Chapter 9 Technical Standards

1. Quality

(1) The gas quality standards shall comply with Standard A.

A. Gas quality standards shall comply with National Standard GB17820-1999 of the People’s Republic of China.

B. According to Provision “A5” of GB17820-1999, the Supplier and the User may agree on the quality specifications through negotiation other than the three types of gas. In the event that the User request supply of gas other than the three types, User shall be responsible for further purifying the gas to meet the standards before use. Upon passing the Connection Point, the ownership, risk and damages in relation to the gas shall be transferred to the User.

The User shall measure and take delivery of gas separately according to its type. The Supplier does not have the obligation to supply gas according to the highest quality standards in the Structure of Gas Usage if the User is unable to measure and take delivery separately.

The User shall odorize the gas to guarantee the safety of domestic usage, if it is intended to be used as city gas (or domestic gas).

2. Connection Point Pressure

The Connection Point Pressure is the instantaneous pressure at the gas transfer and metering device. According to the Supplier’s actual capability of supplying gas, through negotiations of the User and Supplier, subject to the Annual Gas Supply and disclaimers stipulated in this Agreement, the instantaneous pressure at the Connection Point shall range from __MPa to __MPa.

Chapter 10 Gas Usage and Supply Safety

1. The Supplier shall be responsible the equipments before the transfer of metering regarding safety and environmental protection, while shall be responsible the equipments regarding safety and environmental protection after the transfer of metering.

2. The User shall set up a gas usage and supply safety management organization, designate full-time and part-time staffs for safety management, establish management control system and code of conduct for gas usage safety and equipment inspection, and shall use gas in strict compliance with relevant safety provisions and regulations of gas usage safety.

3. The supply and transportation of gas and the production equipment of the Supplier must meet the production safety conditions in the national and industrial provisions. Supplier must obtain administrative approval from national or local administration, and the production operation management staffs must obtain relevant qualifications.

4. The supply and transportation of gas, design and construction of the gas projects must comply with the technical standards and provisions of national and industrial administrations, the revision and expansion of supply and transportation of gas, gas project safety measures must be examined to meet standards by relevant administrations.

5. The User shall adopt contingency plans and emergent repair measures for the supply and transportation of gas and gas-using equipments. In the event of an accident, the emergent repair measures must be executed.

6. If the Supplier finds any safety problems underlying the pipes or gas-using equipments of the User, it may reduce or suspend the gas supply until the User takes measures to eliminate the problems.

7. Given that gas is flammable and explosive, the User shall use gas in strict compliance with the relevant safety provisions and regulations. The User shall immediately inform the Supplier when it finds any underlying safety problems underlying the its pipes or gas-using equipments. If the Supplier finds any safety problems underlying the pipes or gas-using equipments of the User, it may reduce or suspend the gas supply until the User takes measures to eliminate the problems.

Chapter 11 Liability for Breach of the Agreement

1. The Supplier’s Liability for Breach of the Agreement

1. Subject to any disclaimers provided herein, Supplier shall be liable for liquidated damages equal to 5% of gas price calculated on basis of Annual Gas Supply if it is at fault for the complete unenforceability of the Agreement.

2. Subject to any disclaimers provided herein, the User shall be liable for liquidated damages equal to 5% gas price calculated on basis of the difference between the Annual Gas Supply and the actual volume of gas used, if the User uses less than the Annual Gas Supply at the end of the year due to its own reasons.

B. The User’s Liability for Breach of the Agreement

1. Subject to any disclaimers provided herein, the User shall be liable for liquidated damages equal to 5% of gas price calculated on basis of Annual Gas Supply if it is at fault for the complete unenforceability of the Agreement.

2. Subject to any disclaimers provided herein, the User shall be liable for liquidated damages equal to 5% gas price calculated on basis of the difference between the Annual Gas Supply and the actual volume of gas used, if the User uses less than the Annual Gas Supply at the end of the year due to its own reasons.

3. The Supplier may terminate the supply of gas to the User if the User:

•	changes the type, location, or scope in connection with its use of gas or engages in re-supply of gas;

•	provides untrue information or untrue supporting materials regarding the Structure of Gas Usage;

•	fails to pay balances of settlement of gas usage according to this Agreement;

•	transfers any of its rights and obligations under this Agreement to any third party without the prior consent from the Supplier

The Supplier may terminate this Agreement if the User does not take any improvement measures after obtaining Supplier’s written notice.

4. If the User uses gas in such a manner as in breach of the Structure of Gas Usage provisions of this Agreement, the User shall be liable for payment of gas price calculated at the highest gas price applicable thereto for the period commencing from the date of performance under this Agreement until when such breach is confirmed.

Chapter 12 Disclaimers and Provisions

1. The disclaimers to this Agreement are as follows:

(1) “Force Majeure” shall mean all events which are beyond the control of the parties to this Contract, and which are unforeseen, unavoidable and insurmountable.

(2) At the peak time of gas usage in winter and spring or when other urgent gas supply situations occur, according to provisions of Sichuan and Chongqing governments and the contingency plan for gas marketing, it shall be a priority to secure the gas supply for domestic homes, commercial activities, CNG and the airport. Once the contingency plan is executed, the Supplier shall bare no liability to the negative effect rising from the resulting reduction or suspension of gas supply.

(3) Other disclaimers: accidents relating to Supplier’s production and transportation of gas, User’s relevant facilities of gas usage and the temporary check and repair according to Clause 2 of Section 6 of this Agreement.

2. In event of an accident, the Supplier and the User shall inform the other party in a timely manner and take active measures to minimize the losses caused by the accidents. At the request of one party, the other party shall issue valid written certification within 15 days after the accident happens; if the other party thinks that it is necessary to verify the written certification, it must make such request within 15 days after the issuance of the certification, otherwise, it shall be deemed to be in agreement with the certification.

Chapter 13 Amendment, Transfer and Termination of the Agreement

1. Amendment of the Agreement

Within the term of this Agreement, either party may request in writing to make amendment to this Agreement and its provisions, and through negotiation, reach an amended agreement.

In the event that a party’s registered company name changes, it shall request in writing to amend its name in this agreement and shall execute the formalities according to the provisions of the other party.

2. Transfer of the Agreement

Neither party shall transfer, in part or in whole, any obligations and rights to any third party without the prior written consent of the other party. Otherwise, the other party shall be released from performing its obligations under this Agreement, and at the same time shall have the right to terminate this Agreement or request the other party to enforce this Agreement and be held liable for such breach of the Agreement.

3. Termination of the Agreement

Either party may terminate this Contract if:

(1) any party loses or may lose the capability to perform under this Agreement;

(2) any party transfers, in part or in whole, any of its rights or obligations under this Agreement to any third party without prior written consent of the other party.;

(3) the Supplier fails provide gas consistently according to the gas supply volume provided hereunder to the extent that it impacts the normal gas supply and the Supplier is unable to resolve such failure within a reasonable period of time.;

(4) gas supply has been terminated for more than two months due to the User’s failure to pre-payment for the gas price.

The termination of the Agreement shall not prevent the party in breach from being held liable.

A party may notify the other party in writing that it desires to terminate this Agreement; the other party shall reply within 30 days after receiving the written notice, otherwise it shall be regarded termination of this Agreement.

Chapter 14 Execution and Term of the Agreement

1. This Agreement shall become effective from the date of signing and seal by both authorized representatives of both parties. The term of this Agreement is from April 1, 2011 to December 31, 2011.

2. The termination or expiration of the term of this Agreement shall not affect either party’s rights or obligations before the termination date.

Chapter 15 Dispute Resolutions

In the process of execution of this Agreement, in the event of any dispute arising out of this Agreement, both parties shall attempt to solve the disputes through friendly consultation. In the event of such dispute is not resolved through consultation, then any party may submit such dispute to arbitration or litigation before the People’s Court at the place where the Agreement is made and entered into.

Chapter 16 Miscellaneous Provisions

1. During the term of this Agreement, both parties shall maintain the confidentiality of the contents of this Agreement; without written consent of the other party, neither party shall disclose any content of this Agreement to any third party, and shall not disclose or publish any material and data receiving from the other party; in the event of incurring loss to the other party, the party shall bare the liability arising out of this violation.

2. Parties hereto may amend or supplement in written form through negotiation matters not mentioned herein for which the supplement shall be effective through signing and seal of the authorized representatives of both parties.

3. The Agreement shall be executed in two originals and two counterparts. The Supplier and the User each holds one original and one counterpart.

Chapter 17 Provisions Through Negotiation

1. In response to the emergencies which may arise out of the gas supply, the User must set up comprehensive emergency plans.

2. During the process of testing conducted by the User, the pressure of gas supply is temporarily 0.6 MPa above, meanwhile, the normal pressure of gas supply for production shall be determined according to actual situation of the testing.

3. The remaining balances of gas usage apart from the annual gas supply in this Agreement of the User shall be organized and supplied by the Supplier with all efforts.

4. In the event of emergency which may lead the increase of the pressure of pipes and network thus affecting the safety of the pipes and network, the User shall actively coordination work.

5. The User shall comply with the 2011 annual arrangement of Southwestern branch oil and gas company and coordinate with the organizing work of the Supplier in the winter and spring times.

Signature Page

Supplier: Chongqing Chuangang Gas Company /Seal/

Authorized Representative: /s/ [Authorized Signatory]

Bank of Account: Industrial and Commercial Bank of China Daqingcun Sub-branch Fenli Sub-office

Account Number: 3100023209200022686

Contact person: Sales Department

Address: No. 48 Sizhi Road, Shimahe Panxi, Jiangbei District, Chongqing

Zip code: 400021

Telephone Number: 67318051

User: Chongqing Daqo New Energy Co, Ltd. /Seal/

Authorized Representative: /s/ [Authorized Signatory]

Bank of Account: Construction Bank of China Wanzhou Sub-branch Operation Department

Account Number: 50001303600050207456

Contact person: WEI Xiaobing

Address: No. 666 Longdongda Road, Wanzhou District, Chongqing

Zip code:

Telephone Number: 15023464766 64866057

Date of Signing: April 1, 2011

Place of Signing: Chongqing Chuangang Gas Co., Limited